Exhibit 99

United Bancorp, Inc.
P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK Fax:740/633-1448
We are United to Better Serve You
PRESS RELEASE
United Bancorp, Inc.
201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 120	(740) 633-0445 Ext. 181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com
FOR IMMEDIATE RELEASE: 12:00 AM           January 25, 2008
Subject: United Bancorp, Inc. Reports Earnings of $0.57 Per Share for the Year Ended December 31, 2007, an increase of 27%
MARTINS FERRY, OHIO www United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported earnings of $2,585,000 and $2,068,000 for the years ended December 31, 2007 and 2006, respectively. On a per share basis, the Company’s basic earnings were $0.57 for 2007, as compared to $0.45 for 2006, an increase of 27%. Fourth quarter 2007 earnings which included an additional loan loss provision of $150,000 and $70,000 charter merger expenses were unchanged at $0.15 compared to the fourth quarter of 2006. Absent this special provision that was primarily directed at addressing current economic conditions in the market place and a one time expense, 2007 fourth quarter earnings would have been $0.18 per share, an increase of 20% quarter to quarter.
Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s 2007 earnings generated a 0.60% return on average assets (“ROA”) and an 8.1% return on average equity (“ROE”) compared to 0.50% ROA and 6.5% ROE for 2006. We believe the 2007 results of operations will compare very favorably with our peers in the banking industry. Moreover, with the recent reduction in short term interest rates by the Federal Reserve, we are projecting further improvement in the Company’s net interest margin in the first quarter of 2008. Service charge income on deposit accounts for 2007 increased $369,000 which reflects the positive impact of a courtesy overdraft program implemented by the Company in late 2006. During 2007, the Company recorded costs of $230,000 relating to the consolidation of its banking subsidiaries in addition to the above mentioned loan loss provision. On an after tax basis, these expenses amounted to approximately $0.05 per share for 2007. Without these costs, the Company’s earnings per share for 2007 would have been further enhanced to reflect $0.62 compared to $0.45 for 2006, an increase of 38%.”
James W. Everson, Chairman, President and Chief Executive Officer stated, “We are pleased to report a significant positive movement in earnings during one of the most challenging economic periods in our corporate history. These challenges required that we make many tough decisions and take the necessary steps to strengthen our financial position through restructuring our loan and security portfolios and streamlining our operational efficiencies. Our Management Team firmly believes that the benefits of these decisions will be further realized in the form of projected double digit earnings improvements in 2008.” Everson concluded, “We as a community bank underwrite all of our credits and are not facing issues that many of the larger money center banks within our country are facing through their participation in the much reported sub-prime mortgage market. Yet, we recognize the impact this issue is having on the stock market and its financial service industry, including our company. It is our hope the market will soon recognize our projected $0.52 annualized cash dividend that equates to a current yield in excess of 5.8% based on current pricing and reward us with an upward movement in our stock value.”
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and is a bank holding company with total assets of approximately $451.4 million and total shareholder’s equity of approximately $33.9 million as of December 31, 2007. Through its seventeen banking offices and operations center, The Citizens Savings Bank serves the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Hocking, Jefferson and Tuscarawas. The Company trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

UNITED BANCORP, INC. MARTINS FERRY, OH
Symbol “UBCP”

	For the Three Months Ended December 30,		%
	2007	2006	Change
Earnings
Total interest income	$6,856,342	$6,422,918	6.75%
Total interest expense	3,628,162	3,466,322	4.67%

Net interest income	3,228,180	2,956,596	9.19%
Provision for loan losses	336,057	328,261	2.37%
Net interest after provision for loan losses	2,892,123	2,628,335	10.04%
Service charges on deposit accounts	529,727	472,914	12.01%
Net realized gains of sales on securities	3,161	1,463	116.06%
Net realized gains on sale of loans	13,340	3,414	290.74%
Other noninterest income	296,592	228,322	29.90%
Total noninterest income	842,820	706,113	19.36%
Total noninterest expense	2,911,018	2,542,737	14.48%
Income tax expense	113,000	116,000	-2.59%

Net income	710,925	675,711	5.21%
Per share
Earnings per common share — Basic	$0.15	$0.15	0.00%
Earnings per common share — Diluted	0.15	0.15	0.00%
Cash Dividends paid	0.13	0.13	0.00%
Shares Outstanding
Average — Basic	4,574,751	4,587,009	—
Average — Diluted	4,576,392	4,587,689	—

For the Twelve Months Ended December 31,	%
2007	2006	Change
Earnings
Total interest income	$26,603,043	$25,279,212	5.24%
Total interest expense	14,517,591	12,837,256	13.09%

Net interest income	12,085,452	12,441,956	-2.87%
Provision for loan losses	993,505	1,384,261	-28.23%
Net interest after provision for loan losses	11,091,947	11,057,695	0.31%
Service charges on deposit accounts	1,865,892	1,496,684	24.67%
Net realized gain (losses) of sales on securities	4,550	(348,540)	101.31%
Net realized gains on sale of loans	22,421	17,435	28.60%
Other noninterest income	1,186,704	1,131,794	4.85%
Total noninterest income	3,079,567	2,297,373	34.05%
Total noninterest expense	11,252,758	11,046,170	1.87%
Income tax expense	333,926	240,891	38.62%

Net income	$2,584,830	$2,068,007	24.99%
Per share
Earnings per common share — Basic	$0.57	$0.45	26.67%
Earnings per common share — Diluted	0.57	0.45	26.67%
Cash Dividends paid	0.52	0.48	8.33%
Book value (end of period)	7.41	7.73	-4.14%
Shares Outstanding
Average — Basic	4,562,517	4,551,256	—
Average — Diluted	4,564,415	4,552,054	—
At Year end
Total assets	$451,369,729	$421,563,000	7.07%
Total assets (average)	430,438,000	417,160,000	3.18%
Other real estate and repossessions	524,746	794,144	-33.92%
Gross loans	234,644,007	231,517,212	1.35%
Allowance for loan losses	2,447,254	2,345,419	4.34%
Net loans	232,196,753	229,171,793	1.32%
Net loans charged off	892,000	1,943,000	-54.09%
Non-performing loans	4,406,000	3,451,000	27.67%
Average loans	228,673,000	234,436,000	-2.46%
Securities and other restricted stock	186,089,757	156,234,000	19.11%
Shareholders’ equity	33,885,779	32,580,000	4.01%
Shareholders’ equity (average)	31,841,000	31,866,000	-0.08%
Stock data
Market value — last close (end of period)	$10.48	$10.94	-4.20%
Dividend payout ratio	91.23%	106.67%	-14.47%
Price earnings ratio	18.39	x	24.31	x	-24.35%
Key performance ratios
Return on average assets (ROA)	0.60%	0.50%	0.10%
Return on average equity (ROE)	8.12%	6.49%	1.63%
Net interest margin (FTE)	3.31%	3.28%	0.03%
Interest expense to average assets	3.37%	3.08%	0.29%
Total allowance loan losses to nonperforming loans	55.54%	67.96%	-12.42%
Total allowance loan losses to total loans	1.04%	1.01%	0.03%
Nonperforming loans to total loans	1.88%	1.49%	0.39%
Nonperforming assets to total assets	1.09%	1.01%	0.08%
Net charge-offs to average loans	0.39%	0.83%	-0.44%
Equity to assets at period end	7.51%	7.73%	-0.22%
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.